News Release

 For Release: Immediately
Contact:    Paul S. Feeley
           Senior Vice President, Treasurer &
                     Chief Financial Officer
                   (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER ENDED
JUNE 30, 2011

SOMERVILLE, MASSACHUSETTS, July 27, 2011 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the quarter ended June 30, 2011 was $236 thousand and that its net income available to common shareholders for the quarter ended June 30, 2011 was $80 thousand, or $0.05 per diluted share, as compared to net income of $739 thousand and net income available to common shareholders of $585 thousand, or $0.37 per diluted share, for the comparable prior year quarter.  This decrease was primarily the result of decreases in commercial real estate loan balances as management continued to de-emphasize commercial real estate lending in the current market environment in an effort to reduce risk in accordance with the Company’s business plan, as well as a general decline in market interest rates on loans.  As a result of these strategic changes, the Company’s concentration of CRE loans has been reduced from a high of 600% at March 31, 2009, 466% at March 31, 2010 and 330% at March 31, 2011 to 309% at June 30, 2011.

The Company’s $503 thousand decrease in net income for the quarter ended June 30, 2011 when compared to the quarter ended June 30, 2010 was the net result of a decrease in net interest and dividend income of $667 thousand, an increase in non-interest expenses of $293 thousand and an increase in the provision for loan losses of $200 thousand, partially offset by a $377 thousand increase in non-interest income and a $280 thousand decrease in income tax expense.

For the quarter ended June 30, 2011, net interest and dividend income totaled $4.0 million, compared to $4.6 million for the quarter ended June 30, 2010.  The decrease in net interest income was the net result of a decline in interest income of $1.3 million partially offset by a $595 thousand decline in interest expense.  The net interest rate spread and the net interest margin were 3.14% and 3.40%, respectively, for the quarter ended June 30, 2011 compared to 3.38% and 3.63%, respectively, for the quarter ended June 30, 2010.  During the quarter ended June 30, 2011, the yield on interest-earning assets decreased by 59 basis points primarily due to a 45 basis point reduction in the yield on mortgage loans due to a general decline in market interest rates and management’s decision to continue to decrease higher-risk, higher-yield commercial real estate loan balances.  The average balance of commercial real estate loans decreased by $33.4 million, from $225.6 million during the quarter ended June 30, 2010 to $192.2 million during the quarter ended June 30, 2011.  Partially offsetting the effect of the 59 basis point reduction in the yield on interest-earning assets was a 35 basis point reduction in the cost of interest-bearing liabilities due to comprehensive liability management.

    The provision for loan losses for the quarter ended June 30, 2011 totaled $500 thousand compared to a provision for loan losses of $300 thousand during the quarter ended June 30, 2010.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at June 30, 2011.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

    Non-interest income totaled $905 thousand for the quarter ended June 30, 2011 compared to $528 thousand during the quarter ended June 30, 2010.  The increase of $377 thousand was primarily due to a $447 increase in gains of sale of investment securities as management strategically sold certain available-for-sale equity and mortgage-backed securities during the quarter ended June 30, 2011.  Gains on the sale of loans decreased by $33 thousand as most residential loans originated during the quarter ended June 30, 2011 were retained rather than sold in the secondary market.  Other non-interest income decreased by $37 thousand primarily due an $18 thousand decrease in third party brokerage income and a $13 thousand decrease in deposit service charges.

(continued)

Non-interest expenses increased by $293 thousand to $4.0 million during the quarter ended June 30, 2011 as compared to $3.8 million during the quarter ended June 30, 2010.  The net increase was primarily the result of a $462 thousand increase in salaries and benefits due to increases in loan origination commissions and staffing, partially offset by a $117 thousand decrease in professional fees resulting from a reduction in collection and loan review related expenses and a $38 thousand reduction in FDIC insurance premiums.  FDIC insurance premiums decreased due to a change in the calculation methodology mandated by the FDIC and lower deposit insurance costs due to declining average balances of deposits.

The effective income tax rate for the quarter ended June 30, 2011 was 28.1%, compared to an effective income tax rate of 33.5% for the same quarter of 2010.  The variance in the effective tax rate for the two periods was primarily due to differences in management’s estimates of projected pre-tax income for each fiscal year.

Total assets were $497.2 million at June 30, 2011 compared to $487.6 million at March 31, 2011, an increase of $9.6 million.  The increase in total assets reflected strategic actions taken by management to reduce risk, which included increasing the residential loan portfolio by $37.1 million and continuing to de-emphasize commercial real estate lending in accordance with the Company’s business plan.  During the quarter ended June 30, 2011, the commercial real estate portfolio balance declined by $13.7 million.  At June 30, 2011, total loans amounted to $418.0 million compared to $394.2 million at March 31, 2011, an increase of $23.8 million.  During the quarter ended June 30, 2011, short-term investments decreased by $15.2 million as these funds were utilized to fund growth in the loan and investment portfolios.  Deposits increased by $8.4 million due to increases in certificates of deposit of $6.0 million and an increase in core deposits of $2.4 million.

The net increase in stockholders’ equity from $47.1 million at March 31, 2011 to $47.2 million at June 30, 2011 was due to net income of $236 thousand and stock-related compensation of $210 thousand, partially offset by a $210 thousand decrease in accumulated other comprehensive income resulting from a net decrease in the market value of available for sale securities and $201 thousand of dividends paid to common and preferred shareholders.

The Company’s and the Bank’s capital ratios were as follows:

	June 30, 2011	March 31, 2011	Regulatory Threshold for Well Capitalized
Central Bancorp:
Tier 1 Leverage	10.85%	10.66%	5.0%
Tier 1 Risk-Based Ratio	16.87%	17.22%	6.0%
Total Risk-Based Ratio	18.17%	18.53%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	9.70%	9.58%	5.0%
Tier 1 Risk-Based Ratio	15.08%	15.40%	6.0%
Total Risk-Based Ratio	16.38%	16.72%	10.0%

(continued)

Risk-based Capital ratios were impacted by a shift from short term investments which are 0% risk weighted assets to residential loans which are 50% risk weighted.

At June 30, 2011, non-performing assets totaled $10.1 million, or 2.02% of total assets, as compared to non-performing assets of $9.7 million, or 1.99% of total assets, at March 31, 2011.  The increase was primarily due to the addition of two commercial real estate customer relationships which totaled $894 thousand and two residential real estate customer relationships which totaled $514 thousand and the removal of three loans which totaled $968 thousand.  Management continues to work with borrowers and bankruptcy trustees to resolve non-performing situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $132 thousand at both June 30, 2011 and March 31, 2011.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

(continued)

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Per Share Data)

	Quarter Ended
	June 30,
	2011	2010
	(Unaudited)
Net interest and dividend income	$3,968	$4,635

Provision for loan losses	500	300

Net gain from sales or write-downs
of investment securities	490	43

Gains on sales of loans	9	42

Other non-interest income	406	443

Non-interest expenses	4,045	3,752

Income before taxes	328	1,111

Provision for income taxes	92	372

Net income	$236	$739

Net income available to common shareholders	80	$585

Earnings per common share:

Basic	$0.05	$0.39

Diluted	$0.05	$0.37

Weighted average number of
shares outstanding:
Basic	1,530,547	1,495,120

Diluted	1,686,755	1,584,794

Outstanding shares, end of period	1,681,071	1,667,151

Consolidated Balance Sheet Data
(In Thousands, Except Per Share Data)

	June 30,	March 31,
	2011	2011
	(Unaudited)
Total assets	$497,238	$487,625
Short-term investments	21,963	37,190
Total investments	37,573	35,279
Total loans (1)	417,952	394,217
Allowance for loan losses	4,418	3,892
Other real estate owned	132	132
Deposits	317,499	309,077
Borrowings	117,321	117,351
Subordinated debentures	11,341	11,341
Stockholders' equity	47,156	47,121
Book value per common share	22.26	22.26
Book equity to assets	9.48%	9.66%
Non-performing assets to total assets	2.02	1.99

(1)  Includes loans held for sale of $196 and $0 at June 30, 2011 and March 31, 2011, respectively.

Selected Financial Ratios

	Quarter Ended
	June 30,
	2011	2010
	(Unaudited)
Return on average assets	0.19%	0.55%
Return on average equity	2.00	6.52
Interest rate spread	3.14	3.38
Net interest margin	3.40	3.63